                                                                      EXHIBIT 11

                               PINKERTON'S, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



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
                                           FOR THE QUARTER ENDED         FOR THE SIX PERIODS ENDED
                                       -----------------------------   -----------------------------

                                       JUNE 13, 1997   JUNE 14, 1996   JUNE 13, 1997   JUNE 14, 1996
                                       -------------   -------------   -------------   -------------
Net income                                    $2,715          $3,047          $4,696          $4,756
                                              ======          ======          ======          ======

Weighted average number of
 common shares outstanding                     8,366           8,347           8,365           8,347

Dilutive effect of outstanding
 stock options                                   289             216             273             138
                                              ------          ------          ------          ------

Weighted average number of
 common shares, as adjusted,
 for calculation of earnings
 per share                                     8,655           8,563           8,638           8,485
                                              ======          ======          ======          ======
Net income per common share                   $  .31          $  .36          $  .54          $  .56
                                              ======          ======          ======          ======
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